Alliqua To Launch Biovance® Human Amniotic Membrane Allograft Product Licensed from Celgene

Biovance Data Will Also Be Presented at Spring 2014 Symposium on Advanced Wound Care in Orlando

LANGHORNE, PA – April 23, 2014 – Alliqua, Inc. (NASDAQ:ALQA)(“Alliqua” or “the Company”), a provider of advanced wound care products, will launch its Biovance® human amniotic membrane allograft product at Booth #1208 at the Spring 2014 Symposium on Advanced Wound Care to be held at the Gaylord Palms Hotel and Convention Center in Orlando, Florida on April 23-27.

Biovance was originally developed by, and is currently being manufactured through a supply agreement with, Celgene Cellular Therapeutics (“CCT”), a subsidiary of Celgene Corporation, to assist wound care specialists, physicians and nurses, as well as vascular, plastic and general surgeons, in the treatment of a wide variety of complex, acute, chronic, recalcitrant, full and partial thickness wound types.

With the right to develop and market Biovance, Alliqua has entered into one of the fastest-growing areas of wound care, which involves regenerative medicine. Alliqua will commence sales of Biovance immediately following the Symposium via its team of direct sales representatives.

Additionally, Terry Treadwell, MD and Donna Walker, LPN (Institute for Advanced Wound Care, Montgomery, AL) have authored a poster that will be on display during SAWC (CR_049) titled “Treatment of Second Degree Burns with Dehydrated, Decellularized Amniotic Membrane (Biovance) versus a Nanocrystalline Silver Dressing.” The poster reviews time to healing and visual cosmetic appearance of the burn scar with Biovance compared to silver dressing in patients with second-degree burns.

Perry Karsen, CEO of Celgene Cellular Therapeutics, remarked, “We have great confidence in Alliqua and its management team in bringing Biovance to patients throughout the United States.”

On April 14, 2014, Celgene invested $5,000,000 in Alliqua as part of the Company’s previously announced private placement that resulted in gross proceeds to the Company of $15 million.

David Johnson, CEO of Alliqua, said, “The SAWC meeting is the ideal venue at which to launch our Biovance product and to convey its natural benefits to the wound care community. The launch of Biovance marks a major milestone for Alliqua, representing a key application of regenerative medicine for advanced wound care and an important addition to Alliqua’s wound care portfolio. We are confident that wound care specialists and their patients will be impressed with the value this human amniotic membrane allograft brings to their wound care arsenal.”

The Symposium on Advanced Wound Care is the largest annual gathering of wound care clinicians in the U.S. It provides clinical education and information to physicians, podiatrists, nurses, physical therapists and allied health professionals dedicated to the advancement of wound care and healing. For more information, visit http://www.sawc.net/spring/.

About Alliqua, Inc.

Alliqua is a provider of advanced wound care solutions. Through its extensive sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal(R) and Hydress(R) brands, as well as the sorbion sachet S(R) and sorbion sana(R) wound care products. It also has the right to develop and market the advanced wound care products Biovance(R) and Extracellular Matrix (ECM), as part of its agreement with Celgene Cellular Therapeutics. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

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Contact:

Alliqua, Inc.
Brian M. Posner, +1-215-702-8550
Chief Financial Officer
bposner@alliqua.com
or
Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider, +1-212-825-3210
cschneider@dgicomm.com
or
Public Relations:
Dian Griesel Int'l.
Susan Forman or Laura Radocaj, +1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com